U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Petrillo                          John                  C.
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   (Last)                           (First)             (Middle)

   One AT&T Way
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                                    (Street)

   Bedminster                       NJ                   07921
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     AT&T Corp. (T)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     November 18, 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)       4)
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $43.0430  8/9/93    J(8)  V                  1       8/10/03   Stock    10,014           10,014  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $36.0115  1/3/94    J(8)  V                  1       1/4/04    Stock    16,948           16,948  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $34.0510  1/3/95    J(8)  V                  1       1/3/05    Stock    20,517           20,517  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $43.2990  10/31/95  J(8)  V                  1       10/31/05  Stock    59,438           59,438  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $38.3055  1/31/97   J(8)  V                  1       1/31/07   Stock    60,417           60,417  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $61.5385  1/30/98   J(8)  V                  1       1/30/08   Stock    40,278           40,278  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $87.5120  1/29/99   J(8)  V                  2       1/29/09   Stock    35,631           35,631  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $87.5120  1/29/99   J(8)  V                  2       1/29/09   Stock   147,171          147,171  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $74.3575  1/31/00   J(8)  V                  1       1/31/10   Stock    43,893           43,893  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $66.4105  2/28/00   J(8)  V                  3       2/28/10   Stock    30,519           30,519  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $33.6750  3/15/01   J(8)  V                  4       3/15/11   Stock    76,391           76,391  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $32.6295  7/2/01    J(8)  V                  5       7/2/11    Stock    50,931           50,931  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $28.0335  2/19/02   J(8)  V                  6       2/19/12   Stock   162,706          162,706  D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)          $23.8805  9/19/02   J(8)  V                  7       9/19/12   Stock   122,030          122,030  D
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Explanation of Responses: 1. Option 100% vested. 2. Option 1/3 vested on 1/29/02 with remaining 2/3 vesting in equal installments on 1/29/03 and 1/29/04.
3. Option 1/2 vested in equal installments on 2/28/01 and 2/28/02 with remaining 1/2 vesting in equal installments on 2/28/03 and 2/28/04. 4. Option 1/4 vested on 3/15/02 with remaining 3/4 vesting in equal installments on 3/15/03, 04 and
05. 5. Option 1/4 vested on 7/2/02 with remaining 3/4 vesting in equal installments on 7/2/03, 04 and 05. 6. Option vests in four equal annual installments on 2/19/03, 04, 05 and 06. 7. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05. 8. Reporting is of adjustments to existing stock option awards to reflect spin-off of AT&T's broadband business and 1 for 5 reverse stock split effective 11/18/02.


        /s/  John C. Petrillo                                   12/17/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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